EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated for reference purposes as of the 21st day of July, 2010, by and between O’HEARN/HILLCREST PROPERTIES, LLC, a Delaware limited liability company (“Seller”), and RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation (“Buyer”).

RECITALS

A. Seller owns all right, title and interest in certain real property located in Los Angeles County, State of California, and all improvements thereon, including an approximately 71,228 square foot shopping center, commonly known as The Balcony at Beverwil located at 9600-9636 West Pico Blvd., Los Angeles, CA  90035, the legal description of which is attached hereto as Exhibit A (the “Property”).

B. Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Property on the terms and conditions set forth in this Agreement.

TERMS

NOW, THEREFORE, the parties agree as follows:

1. Purchase and Sale of Property.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property.  The Property also includes all of the personal property of whatever type or nature and licenses, permits and intangible rights and interests used in the operation of the Property (collectively, the “Personal Property”), all of which shall be conveyed to Buyer at closing pursuant to a bill of sale in the form attached as Exhibit B.  The list of the Personal Property shall be provided by Seller to Buyer within three (3) days after the Effective Date (as defined in Section 3).  The Property also includes any and all water, access and other rights, easements, and interests appurtenant to the Property, and all construction warranties related to the improvements on the Property.

2. Purchase Price.  The purchase price (“Purchase Price”) for the Property shall be THIRTY-SIX MILLION TWO HUNDRED SEVENTY-FIVE THOUSAND AND NO/100THS DOLLARS ($36,275,000.00).  At closing, Buyer will assume Seller’s current obligations on an existing loan (the “Assumption”) from Wells Fargo Bank, N.A., as Trustee for the COMM 2005-LP5 Commercial Pass-Through Certificates (“Lender”) secured by the Property with a total current balance of approximately TWENTY-NINE MILLION AND NO/100THS DOLLARS ($29,000,000.00) (the “Assumed Loan”).  The total balance of the Assumed Loan shall be applied to the Purchase Price and Buyer will pay the remainder of the Purchase Price in cash at closing, via wire transferred funds.

3. Earnest Money.  Within two (2) business days after mutual execution and delivery of this Agreement (the “Effective Date”), Buyer shall pay ONE MILLION AND

NO/100THS DOLLARS ($1,000,000.00) as earnest money (the “Earnest Money”) in cash. The Earnest Money shall be deposited with First American Title Insurance Company (the “Title Company”), 777 Figueroa St., Suite 400, Los Angeles, CA  90017, Attention:  Bobbie Purdy, and shall be deposited into an interest-bearing escrow account by the Title Company in accordance with the terms of this Agreement.  All Earnest Money shall be applied to the payment of the Purchase Price at closing.  All interest earned on the Earnest Money shall be part of the Earnest Money.  Upon the expiration of the Contingency Period (below defined) and this Agreement not having been terminated in accordance with the terms and provisions of Section 7 below, the Earnest Money shall be released by  Title Company to Seller for application to the Purchase Price at Closing, retention by Seller pursuant to Section 16.2 below, or refund to Buyer, all as applicable in accordance with the further terms and provisions of this Agreement.  All Earnest Money shall be returned immediately to Buyer by Seller in the event any condition to Buyer’s obligation to purchase the Property shall fail to be timely satisfied or waived by Buyer, or in the event this transaction fails to close as a result of a casualty, condemnation, or default by Seller.

4. Survey and Environmental Assessments.  During the Contingency Period Buyer may, at its sole discretion and expense: (a) commission a surveyor of Buyer’s choice to prepare an ALTA survey of the Property; and (b) engage an environmental consultant of Buyer’s choice to prepare a Phase I environmental site assessment of the Property and, if recommended by such consultant, obtain a Phase II environmental site assessment and perform any recommended testing.  Seller shall cooperate with Buyer’s obtaining such survey and environmental site assessments.

5. Title Documents.  Seller has delivered or made available to Buyer (i) a preliminary title report for the Property dated April 30, 2010, issued by Title Company (the “Title Report”), along with all documents, whether recorded or unrecorded, referred to in the Title Report (“Title Documents”) and (ii) an ALTA survey of the Property dated December 14, 2004 (the “Survey”).  Buyer shall have until the expiration of the Contingency Period to give Seller written notice of Buyer’s disapproval of any condition or exception to title disclosed by the Title Documents or any other condition of the Property disclosed by the Survey (“Buyer’s Title Notice”).  If Buyer disapproves of any such matter of title or condition of the Property, then, within five (5) days after Seller’s receipt of Buyer’s Title Notice, Seller shall give Buyer written notice (“Seller’s Title Notice”) of those disapproved title conditions, exceptions and other conditions, if any, that Seller elects to eliminate as exceptions to title, or otherwise to correct.  Seller’s failure to deliver Seller’s Title Notice within such five (5) day period shall be deemed Seller’s election not to eliminate any conditions and exceptions noted in Buyer’s Title Notice.  Upon delivery of Seller’s Title Notice, or failure of such delivery to Buyer, Buyer shall have three (3) business days within which to approve or disapprove same.  If Buyer approves of Seller’s Title Notice, then Seller shall eliminate by the Closing Date, those disapproved conditions and exceptions that Seller has elected to eliminate in Seller’s Title Notice; and any failure to eliminate such exceptions or cure such objections shall constitute a default by Seller giving rise to the rights established pursuant to Section 16 below.  Any cure of a Buyer title objection which Seller proposes to effectuate by an endorsement to the Title Policy (below defined) shall be subject to  Buyer’s approval, not to be withheld unreasonably (any such approved endorsement is a “Seller Endorsement”).  If Buyer does not approve of Seller’s Title Notice, then Buyer, in its sole discretion,  may elect to terminate this Agreement, in which event the Earnest Money shall be refunded immediately to Buyer and this  Agreement shall be of no further force or effect, except as expressly provided otherwise herein.  All title exceptions not objected to by Buyer and all title exceptions Seller elects not to eliminate in Seller’s Title Notice shall be, subject to Buyer’s foregoing termination right, “Permitted Exceptions.”

6. Buyer’s Closing Conditions.  The conditions set forth in this Section 6 are solely for the benefit of Buyer, and may be waived only by Buyer, in Buyer’s sole discretion, and, except as otherwise specifically set forth herein, only if such waiver is set forth in a writing signed by Buyer.  Closing and Buyer’s obligations with respect to the transaction contemplated by this Agreement are subject to the satisfaction, or waiver by Buyer as aforesaid, of the conditions set forth in Sections 6.1 through 6.3 not later than seven (7) days after the Effective Date and Buyer’s receipt of all Seller’s Documents (defined below) (the “Contingency Period”).  Closing and Buyer’s obligations with respect to the transaction contemplated by this Agreement are subject to the satisfaction, or waiver by Buyer as above provided, of the conditions set forth in Sections 6.4 to 6.9 on or before the Closing Date.

6.1 Review and Approval of Documents and Materials.  On or before the expiration of the Contingency Period, Buyer shall have approved any documents and materials delivered by Seller to Buyer pursuant to this Section 6.1.  Unless otherwise noted below with respect to any specific item, and to the extent not already delivered or made available to  Buyer, Seller shall within five (5) days after the Effective Date of this Agreement, deliver to Buyer, for Buyer’s review and approval, the following documents and materials respecting the Property, which are in Seller’s possession, custody, or control (collectively, the “Seller’s Documents”):

6.1.1 Real and personal property tax statements for the most recent tax year.

6.1.2 All environmental reports, studies and assessments concerning the Property.

6.1.3 All soils, geotechnical, drainage, seismological and engineering reports, studies and assessments concerning the Property.

6.1.4 Any CC&Rs, management agreements or other agreements relating to all or any portion of the Property.

6.1.5 All tenant leases and other occupancy or use agreements and any amendments thereto concerning the Property (the “Leases”) along with any tenant financial statements, and a current rent roll and aged receivables report for the Property.

6.1.6 Operating statements, copies of sales reports and CAM reports and reconciliations for the Property for the current year to date, and the previous four (4) calendar years.

6.1.7 All certificates of occupancy for the Property.

6.1.8 All service contracts and construction and equipment warranties.

6.1.9 All documents related to the Assumed Loan (the “Loan  Documents”).

6.1.10 Los Angeles DWP Utility Bills dated 04/12/2010.

6.1.11 Architect Parking Plans.

6.1.12 Sales figures for Ralphs (2006-2009) and CVS (2007-2009).

6.1.13 Copy of the CLTA Standard Owner’s Policy dated 08/05/2007.

In addition to hard copies of the above documents, Seller shall also make available to Buyer within five (5) days after the Effective Date, electronic copies of the following documents related to the Property:  all current leases (with amendments, modifications, extensions, and assignments and subleases); the last two (2) years’ CAM reconciliations; a current rent roll; the current year’s operating budget for the Property; and the Loan Documents.

6.2 Inspections.  During the Contingency Period, Buyer shall have approved the condition of the Property in Buyer’s sole discretion.  Seller shall permit Buyer and its agents, at Buyer’s sole expense and risk, to enter the Property, at reasonable times after reasonable prior notice to Seller and after prior notice to tenants of the Property as required by the Leases, if any, to conduct inspections, investigations, tests, and studies concerning the Property.  Buyer, at its expense, may also undertake the following activities with respect to the Property:  (i) third-party review of any environmental, geotechnical and other reports provided by Seller; (ii) preparation of design, planning or density studies; (iii) engineering reviews, including review of building structure and mechanical systems; (iv) preparation of an independent market survey, geotechnical and other reports; (v) review of historic preservation issues; (vi) review of local government files and documents, as well as applications and correspondence between and on behalf of Seller and any local government; and (vii) other matters pertaining to the title, physical condition or any other aspect of the Property.  Buyer shall also have the right to discuss this Agreement and the Property with third parties, including lenders, contractors and government officials and representatives.  Any invasive or destructive testing or inspections will require the Seller’s prior consent, which consent will not be unreasonably withheld, and Buyer must restore the Property to its preexisting condition immediately upon the completion thereof.  Buyer will indemnify, defend with counsel reasonably acceptable to Seller, and hold Seller harmless from all claims (including claims of lien for work or labor performed or materials or supplies furnished), demands, liabilities, losses, damages, costs, fees, and expenses, including Seller’s reasonable attorney’s fees, costs and expenses, arising from the acts or activities of Buyer or Buyer’s representatives in, on, or about the Property during or arising in connection with Buyer’s inspections of the Property; excluding, however, any pre-existing condition or defect in the Property discovered, but not negligently exacerbated, as a result of Buyer’s investigations.

6.3 Financing.  On or before the expiration of the Contingency Period, Buyer’s satisfaction with the terms and conditions of the Assumed Loan and the Loan Documents.

6.4 Audit Inquiry and SEC Compliance.  On and as of the Closing Date, Seller shall have reasonably cooperated with Buyer under this Section 6.4.  Seller acknowledges that Buyer may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent preacquisition fiscal year and the current fiscal year through the date of acquisition for the Property.  Seller agrees to reasonably assist Buyer in preparing the SEC Filings and to provide access to Buyer’s information reasonably required in connection thereto.  In that regard, Seller acknowledges that as a REIT, Buyer will be required after the Closing to comply with certain requirements of the Securities and Exchange Commission; accordingly, Seller agrees to be bound by and to comply with the provisions set forth in Exhibit G attached hereto and made a part hereof in order to facilitate such compliance by Buyer; provided that, notwithstanding anything contained in this Agreement or in Exhibit G to the contrary, it is understood and agreed that Seller will not be exposed to any liability on account thereof.  The foregoing covenant of Seller shall survive the Closing for a period of one (1) year.

6.5 No Material Changes.  On and as of the Closing Date, there shall have been no material adverse changes in the physical or economic condition of the Property, other than such changes as may be contemplated by this Agreement.

6.6 Representations, Warranties and Covenants of Seller.  On and as of the Closing Date, Seller shall have duly and timely performed each and every material agreement to be performed by Seller hereunder; and Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects.

6.7 Assumed Loan.  As of the Closing Date, (i) all required approvals and consents required by applicable Lender parties (servicers, rating agencies, etc.) to allow the Assumption shall have been obtained, (ii) Buyer shall have approved final and complete drafts of those of the Assumption documents (including all schedules and exhibits thereto) required by the Lender parties to be executed by Buyer in connection with the Assumption (the “Assumption Documents”) and (iii) all Lender party conditions to the consummation of the Assumption shall have been satisfied.  Seller shall reasonably cooperate and assist in a timely and diligent manner with obtaining the consent of the Lender parties to the Assumption.  If Lender disapproves of Buyer as a borrower and/or any Buyer’s proposed replacement guarantors, if any, in writing, or conditions Lender’s approval of the Assumption or imposes requirements with respect thereto which, in the sole discretion of Buyer, would materially and adversely affect the economics of this transaction or the prudent business practices of Buyer as a publicly traded real estate investment trust, then either Seller or Buyer may terminate this Agreement by written notice to the other within five (5) business days after receipt of such written notice from Lender (whether or not such disapproval is received prior to or after the expiration of the Contingency Period).  If Lender has failed to approve or reject Buyer as a borrower and/or Buyer’s proposed replacement guarantors, if any, in writing within one hundred twenty (120) days from the date that Buyer, with Seller’s commercially reasonable and diligent cooperation, delivers a complete Assumption application package to Lender, then Buyer or Seller shall have the right to terminate this Agreement by written notice so long as such party shall have complied with all of the Lender parties’ reasonable requests and promptly delivered all items reasonably required by such parties.  If a party terminates this Agreement under this Section 6.7, then this Agreement shall terminate, Seller immediately shall return the Earnest Money to Buyer, and neither party shall have any further rights, obligations or liabilities hereunder, except any expressly provided herein to survive the termination of this Agreement.

6.8 Estoppel Certificates.  On and as of the Closing Date, Seller shall have provided Buyer with estoppel certificates in commercially reasonable form for all tenants of the Property occupying 5,000 s.f. or more, certifying that such tenants’ leases are in full force and effect and there is no breach or default thereunder, and such other information as Buyer shall reasonably require, and Seller shall have provided Buyer with such estoppel certificates for at least 80% of all other tenants of the Property.  If Seller is unable to provide an estoppel certificate from any tenant occupying less than 5,000 s.f. of the Property, Seller will provide Buyer with a landlord’s form of estoppel certificate certifying the same information.  Buyer shall have not less than five (5) days to review each estoppel certificate once delivered; and if necessary to allow such review period as to any estoppel certificate, the Closing Date shall be extended commensurately.  It is a Buyer’s condition to closing that  Buyer approve each estoppel certificate, such approval not to be withheld unreasonably.

6.9 Title Insurance.  On and as of the Closing Date, the Title Company shall be irrevocably committed to issue the Title Policy set forth in Section 11 to Buyer.

7. Termination.  If any condition set forth in Section 6 is not timely satisfied, or waived by Buyer in writing, for any reason on or before the stated time for such satisfaction or waiver, then Buyer may terminate this Agreement upon delivery of Buyer’s notice electing to do so to Seller not later than three (3) business days after the expiration of the applicable period.  Upon any such termination, all Earnest Money shall be immediately refunded to Buyer and this Agreement shall be of no further force or effect, except as expressly provided otherwise herein.

8. Representations and Warranties.

8.1 Seller’s Representations and Warranties.  Seller represents and warrants (which representations and warranties are true and correct on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date) to Buyer that:

8.1.1 Fee Title.  Seller is the sole current legal and beneficial fee simple title holder of the Property and has the authority and power to enter into and execute this Agreement and convey the Property to Buyer free and clear of the claims of any third party or parties (including, without limitation, any elective share, dower, curtesy or community property rights of any spouse), except for the Permitted Exceptions without further authorization or signature of any other person;

8.1.2 Leasing Commissions.  There are as of the date hereof, and there shall be on the Closing Date, no leasing commissions due or owing, or to become due and owing, in connection with any leases, licenses or other occupancy agreements in connection with the Property, except as set forth in Section 18.10.

8.1.3 Leases.  There are as the date hereof, and there shall be on the Closing Date, no leases, licenses or other occupancy agreements or rights in connection with the Property, except for the Leases included in the Seller’s Documents and any New Leases (as defined in Section 9.2).

8.1.4 Condemnation.  Seller has no knowledge of, and has received no written notice of, any pending or contemplated condemnation proceedings affecting all or any part of the Property.

8.1.5 Structural.  There are no material structural defects in the buildings or improvements on the Property, nor are there any major repairs required to operate the building and/or improvements in a lawful, safe, and efficient manner.

8.1.6 Zoning/Violations.  There is not now pending nor, to Seller’s knowledge, are there any proposed or threatened proceedings for the rezoning of the Property or any portion thereof.  During the period of Seller’s ownership of the Property, Seller has no knowledge of and has received no written notice that any zoning, subdivision, environmental, hazardous waste, building code, health, fire, safety or other law, order, ordinance, or regulation is violated by the continued maintenance, operation or use of the Property, including, without limitation, the improvements located thereon and any parking areas.

8.1.7 Permitted Exceptions.  Seller has performed all obligations under and is not in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting any of the Permitted Exceptions.

8.1.8 Permits.  To Seller’s knowledge, all permits, licenses, authorizations and certificates of occupancy required by governmental authorities for Seller’s management, occupancy, and operation of the Property are in full force and effect.

8.1.9 Litigation.  Except for one (1) pending personal injury case which is within the coverage limits for and is being defended by Seller’s liability insurance carrier, no proceeding, suit or litigation relating to the Property or any part thereof, or Seller as it relates to its ownership of the Property or any aspect of the Property, is pending or, to Seller’s knowledge, threatened in any tribunal.  Seller is not the subject of, nor during the two (2) years prior to the Effective Date has Seller been the subject of,  nor has Seller received any written notice of or threat that it has or will become the subject of, any action or proceeding under the United States Bankruptcy Code, 11 U.S.C. §  101, et seq. (“Bankruptcy Code”), or under any other federal, state or local laws affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary and including, without limitation, proceedings to set aside or avoid any transfer of any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer or otherwise, or to recover the value thereof or to charge, encumber or impose a lien thereon.

8.1.10 FIRPTA.  Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

8.1.11 Development.  Except as may be contained in the Permitted Exceptions, Seller has not entered into any written agreement currently in effect with a third party, including, without limitation, any governmental authority, relating to any development of the Property; and Seller has received no notice and otherwise has no knowledge of any restrictions on the ability of the Seller to develop or expand any portion of the Property in the future, other than as may be set forth in zoning and other applicable laws, ordinances, rules and regulations.

8.1.12 Agreements.  Seller is not a party to, and has no knowledge of, any agreements relating to the Property currently in effect other than the contracts provided to Buyer contained in the Seller’s Documents and the Permitted Exceptions.

8.1.13 Assumed Loan.  As of July 8, 2010, the Loan has an unpaid principal balance as of the date of this Agreement, of TWENTY-EIGHT MILLION EIGHT HUNDRED NINETY-FIVE THOUSAND THREE HUNDRED THIRTY-NINE AND 48/100THS DOLLARS ($28,895,339.48), and prior to default bears interest at the rate of five and thirty-seven hundredths percent (5.37%) per annum. There is presently a balance of ONE HUNDRED NINETY THOUSAND SEVEN HUNDRED SIXTY-NINE AND 91/100THS DOLLARS ($190,769.91) in the tax escrow account, a balance of FIVE THOUSAND SIX HUNDRED NINETY-FOUR AND 87/100THS DOLLARS ($5,694.87) in the insurance escrow account and a balance of ONE HUNDRED TWENTY-ONE THOUSAND FIVE HUNDRED ONE AND 82/100THS DOLLARS ($121,501.82) in the reserves escrow account(s), maintained by the Lender parties in connection with the Loan, all of which shall remain on deposit for the benefit of Buyer as a condition of the  Assumption.  All such accounts are funded fully to the extent currently required by the Lender parties.  There are no defaults by Seller under any of the provisions or requirements of any of the Loan Documents, nor are there any existing events or conditions which with the giving of notice or the passage of time or both may constitute a default by the Seller under any of the provisions of any of the Loan Documents.  The copies of the Loan Documents delivered or made available to Buyer as part of Seller’s Materials are all of the documents to which Buyer is a party or is bound or responsible for in connection with the Loan, and such Loan Documents are accurate and complete copies (including all exhibits and schedules) of the originals thereof.

8.1.14 OFAC.  Neither Seller nor any of its Affiliates is (i) a Prohibited Person (defined below) and (ii) is in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

The term “Prohibited Person” shall mean any person or entity:

(1) listed in the Annex to, or otherwise subject to the provisions of the Executive Order No. 13224 on Terrorist Financing, effective

September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(2) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to or is otherwise subject to the provisions of the Executive Order;

(3) with whom Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(4) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(5) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, www.ustreas.gov/offices/enforcement/ofac or at any replacement website or other replacement official publication of such list; or

(6) who is an Affiliate of or affiliated with a person or entity listed above.

The term “Affiliate” as used herein shall mean, as to any person or entity, any other person or entity that, directly or indirectly is in control of, controlled by, or is under common control with such person or entity or is a director or officer of such person or entity or of an Affiliate of such person or entity.  As used herein, the term “control” means the possession, directly of indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

8.2 Buyer’s Representations and Warranties.

8.2.1 General.  As of the Effective Date of this Agreement, Buyer represents and warrants to Seller that Buyer (i) is duly organized and existing under the laws of the State of Delaware; (ii) is authorized to enter into the transaction contemplated in this Agreement; (iii) has the power and authority to enter into this Agreement; and (iv) has not filed voluntarily or involuntarily, for bankruptcy relief within the six (6)-month period preceding the date hereof.

8.2.2 OFAC.  Neither Buyer nor any of its Affiliates is (i) a Prohibited Person (defined below) and (ii) is in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

The term “Prohibited Person” shall mean any person or entity:

(1) listed in the Annex to, or otherwise subject to the provisions of the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(2) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to or is otherwise subject to the provisions of the Executive Order;

(3) with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(4) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(5) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, www.ustreas.gov/offices/enforcement/ofac or at any replacement website or other replacement official publication of such list; or

(6) who is an Affiliate of or affiliated with a person or entity listed above.

The term “Affiliate” as used herein shall mean, as to any person or entity, any other person or entity that, directly or indirectly is in control of, controlled by, or is under common control with such person or entity or is a director or officer of such person or entity or of an Affiliate of such person or entity.  As used herein, the term “control” means the possession, directly of indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

9. Maintenance of Property/Insurance/Leasing.

9.1 Operation and Maintenance.  From and after the Effective Date through closing or the earlier termination of this Agreement, Seller shall: (a) manage, maintain, operate, and service the Property, including the negotiation and execution of new leases and modifications, extensions and renewals of existing Leases (each a “New Lease” and collectively, the “New Leases”), consistent with its current operations; (b) keep the Property and every portion thereof in reasonably good working order and repair, but in no event at a standard less than current practices of Seller; (c) maintain Seller’s current property damage insurance on the Property; and (d) not make any material alterations to the Property or remove any personal property owned by Seller therefrom used in the operation of the Property, unless the personal property is lost, stolen, irreparably damaged, or replaced with property of equal quality and quantity.

9.2 New Leases.  From and after the Effective Date through the closing or earlier termination of this Agreement, Seller shall provide Buyer with copies of any letters of intent for New Leases signed by the prospective tenant (or if no letter of intent is available, a written description of the material terms of the New Lease including the name of the tenant; the square footage and location of the leased premises; the term; any free rent or other lease concessions or incentives; the rent structure including any escalation provisions; projected rent start date, tenant improvement and lease commission costs; and any other material financial obligations) prior to, and as a condition of executing a binding New Lease.  During such period, Seller will enter into a New Lease of any portion of the Property or amend or modify any current Lease only with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

9.3 Assignment of Lease.  At Closing, Seller shall assign and Buyer shall assume Seller’s non-delinquent, non-defaulted obligations under all Leases and New Leases, pursuant to an assignment of leases in the form attached as Exhibit C (the “Assignment of Leases”).

9.4 Service Contracts.  Seller shall not extend, renew, modify, or replace any service contracts for the Property without the prior written consent of Buyer.

9.5 Assignment of Service Contracts.  At Closing, Seller shall assign to Buyer all service contracts that Buyer elects to assume, and Seller shall also assign to Buyer all construction and equipment warranties related to the Property, pursuant to an assignment of contracts and warranties in the form attached as Exhibit D (the “Assignment of Contract and Warranties”).  Seller shall be responsible for the payment and termination of all service contracts which Buyer elects not to assume.

10. Closing.

10.1 Closing Date.  Subject to the operation and effect of Section 6.8, the purchase and sale of the Property will be closed on or before a date which is not more than seven (7) days after the Lender gives notice to Seller and Buyer that it and all Lender parties are prepared to close the Assumption (the “Closing Date”), or at such other time as the parties may mutually agree.

10.2 Manner and Place of Closing.  This transaction will be closed in escrow at the offices of Title Company at the address set forth above, or at such other place as the parties may mutually agree.  Closing shall take place in the manner and in accordance with the provisions set forth in this Agreement.

10.3 Prorations, Adjustments.  All the then current year’s ad valorem real property taxes and current utility expenses, and all income under any agreement concerning the Property that Buyer has approved to survive closing, and all rent and other expenses payable by tenants under the Leases for the month in which closing occurs shall be prorated and adjusted between the parties as of the Closing Date.  Rent and other expenses payable by tenants under the Leases which is delinquent as of the Closing Date shall remain the property of Seller and Seller shall retain the right to collect such amounts.  Buyer shall pay any loan assumption fees or charges assessed by the Lender parties in connection with the Assumption.  At closing, if all or any portion of the Property is specially assessed or taxed due to its use or classification, Seller shall pay and be solely responsible for any deferred tax, roll-back tax, special assessment and related charge, fine, penalty or other amount regardless of the period to which the same relates.  All municipal, county, state, and federal excise, transfer and documentary stamp taxes shall be paid by Seller at the time of closing.

Tenants may be obligated to pay additional rents such as percentage rent, certain escalations in rent, and certain pass-throughs of operating and similar expenses (“Additional Rents”).  With respect to any Additional Rents that are based on estimates and that are subject to adjustment and/or reconciliation after the Closing Date, Seller and Buyer shall re-prorate such Additional Rents (including any portions thereof that may be required to be refunded to Tenants) at the time that such estimates are actually adjusted and/or reconciled.  Any amounts that may be due from Seller as a result of such re-prorations shall be paid by Seller to Buyer promptly after written request therefor is delivered to Seller by Buyer (together with evidence reasonably satisfactory to Seller of the amounts due the tenants).  Any amounts that may be due to Seller as a result of such re-prorations shall be paid by Buyer to Seller promptly following such re-prorations.  Notwithstanding the foregoing, Seller shall have reconciled fully, and made all necessary adjustments with Tenants, Additional Rents for all prior years through December 31, 2009, prior to the Closing Date; and Seller shall be responsible for reconciling with Tenants all Additional Rents for the period January 1, 2010, to the Closing Date within ninety (90) days following the Closing Date; and Seller shall indemnify, defend and hold Buyer harmless from and against any claim, loss, damage or liability asserted against or incurred by Buyer as a result of Seller’s unexcused failure to cause such reconciliation to be completed within such time period or as a result of Seller’s failure further to abide with its obligation to reimburse Tenants as below provided.  Seller shall be responsible for reimbursing to Tenants, and may collect from Tenants, as applicable, all Additional Rents required pursuant to such reconciliation; provided, however, that Seller shall not be entitled to commence any legal proceeding or alternative proceedings seeking to compel any Tenant to pay delinquent rents or amounts claimed to be owing by Seller.  If Seller is not entitled under the applicable leases to collect from Tenants any underpayments in Additional Rents at the time Seller completes such reconciliation, Buyer shall pay to Seller the amount of such underpayments at the time that estimates are adjusted and/or reconciled in accordance with the Leases, but only to the extent such payments are actually made by such Tenants to Buyer.  Buyer agrees to cooperate with Seller in sending bills for such underpayments to the applicable Tenants.

10.4 Closing Events.  Provided that (i) Title Company has received the documents and funds described and required for the closing in this Agreement; (ii) Title Company has not received prior written notice from either party to the effect that an agreement of either party made hereunder has not been performed or to the effect that any condition set forth herein has not been satisfied or waived; (iii) Buyer has not elected to terminate its rights and obligations hereunder pursuant to Section 7; and (iv) the Title Company has issued or is unconditionally and irrevocably prepared and committed to issue the Title Policy to Buyer, this transaction will be closed on the Closing Date as follows:

10.4.1 The Title Company will perform the prorations described in Section 10.3 in accordance with a closing settlement statement approved by Buyer and Seller, and the parties shall be charged and credited accordingly.

10.4.2 Buyer shall pay the Purchase Price for the Property in cash via wire transfer of funds, less the then current balance due on the Assumed Loan, and less deposits in the full amount which should be held by Seller under each of the Leases, adjusted for the charges and credits set forth in this Section, with a credit for the entire amount of the Earnest Money.

10.4.3 Each of Buyer and Seller shall execute and deliver the Assignment of Leases, the Assignment of Contracts and Warranties, and all Assumption Documents to which it is a party.

10.4.4 Seller shall execute and deliver a grant deed (the “Deed”) conveying to Buyer fee simple title in the Property free and clear of all liens and encumbrances except the Permitted Exceptions.  The conveyance shall be free from community property, dower or statutory rights, taxes, assessments and all other liens and encumbrances of any kind, without exceptions, unless otherwise specified herein, so as to convey to Buyer good and marketable title to all the Property free and clear of all liens, encumbrances and defects except the Permitted Exceptions.

10.4.5 The Title Company will deliver the Title Policy upon recordation of the closing documents.  Seller shall pay the title insurance premium for an ALTA standard coverage owner’s policy in the amount of the Purchase Price and the charges for obtaining and recording instruments required to clear title and for any Seller Endorsements.  Buyer shall pay any additional premium for additional coverages and endorsements requested by Buyer.

10.4.6 The Title Company will record the Deed and Buyer shall be responsible for the standard recording fees of the recorder therefor.

10.4.7 The escrow fee shall be divided equally between the parties.

10.4.8 Seller shall deliver to the Title Company and Buyer at closing an affidavit certifying that there are no unrecorded leases or agreements upon the Property, that there are no mechanics’ or statutory liens against the Property (or any claims to such liens) and that Seller is not a “foreign person” under FIRPTA and any similar state law in form satisfactory to Buyer.

10.4.9 Seller shall have complied with all requirements of the State of California for the recording of the Deed.

10.5 Seller’s Assistance with Transition.  Concurrently with the Closing, Seller shall instruct its property manager to immediately deliver letters to each tenant notifying them of the change in ownership of the Property and the address for future rent payments to be sent, which address will be provided by Buyer.  Buyer shall provide or approve the form of letter to be sent to tenants.  Seller shall further reasonably cooperate with the Property ownership transition issues, at no additional cost or liability to Seller, other than nominal additional administrative and legal costs, for a period of up to sixty (60) days after Closing.

11. Title Insurance.  The “Title Policy” shall be an ALTA standard or extended coverage owner’s policy of title insurance (2006 form) in the amount of the Purchase Price, together with such additional coverages and endorsements, as Buyer may require, in a form satisfactory to Buyer, insuring fee title to the Property in Buyer, subject only to the Permitted Exceptions; provided, however that, consistent with Section 10.4.5 above, Seller shall be required to pay only the cost of the ALTA standard owner’s policy coverage in the amount of the Purchase Price, and Buyer shall pay additional charges for the ALTA extended coverage and any endorsements other than Seller Endorsements.

12. Possession.  Seller shall deliver exclusive possession of the Property to Buyer on the Closing Date and provide Seller with keys, devices and codes sufficient to access all entries and areas of the Property.  The respective rights and obligations of the parties not satisfied at or before Closing shall survive the delivery of the Deed and shall be binding upon and inure to the benefit of the parties and their respective heirs, assigns, successors, administrators and executors.  Each of Seller’s representations, warranties and covenants shall be deemed reaffirmed as of the Closing Date and, except to the extent that a shorter term is otherwise specified in this Agreement, each of the representations, warranties and covenants shall survive closing and delivery of the Deed for two (2) years.

13. Environmental Matters.

13.1 Representations and Warranties.  Seller represents and warrants to Buyer (which representations and warranties are true and correct as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date) that:

(a)           To Seller’s knowledge, during Seller’s ownership of the Property there have been no: (A) claims, complaints, notices, or requests for information received by Seller with respect to any alleged violation of any Environmental Law (as defined below) with respect to the Property, or (B) claims, complaints, notices, or requests for information to Seller regarding potential or alleged liability under any environmental law with respect to the Property.

(b)           To Seller’s knowledge, no conditions exist at, on, or under the Property that would constitute a Hazardous Condition (as defined below).

(c)           To Seller’s knowledge, Seller is in compliance with all orders, directives, requirements, permits, certificates, approvals, licenses, and other authorizations relating to Environmental Laws with respect to the Property.

13.2 Definitions.

(a) Environmental Law shall mean (i) the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.), as amended; (iv) the Clean

Air Act (42 U.S.C. Section 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. Section  1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), as amended; (ix) the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), as amended; (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed above; (xi) any rules or  regulations adopted pursuant to or to implement the statutes, laws, ordinances and amendments listed above; and (xii) any other law, statute, ordinance, amendment thereto, rule, regulation, order or the like relating to environmental, health or safety matters.

(b) Hazardous Condition shall mean  any condition caused by a legally reportable release of Hazardous Material to soil, surface water or groundwater on, in, under or about the Property that occurred during Seller’s ownership of the Property such that the presence on, in, under or about the Property (including groundwater and surface water) of the Hazardous Material obligated or obligates the Seller to perform removal or remedial action under any applicable Environmental Law in effect prior to or as of Closing.

(c) Hazardous Materials shall mean any chemical, substance, waste, material, equipment or fixture defined as or deemed hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any Environmental Law, including, but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCBs, and  asbestos containing material.

14. Condition of Property.  Except for Seller’s representations and warranties set forth in this Agreement, Buyer shall acquire the Property “AS IS” with all faults and Buyer shall rely on the results of its own inspection and investigation in Buyer’s acquisition of the Property.

15. Condemnation or Casualty.  If, prior to closing, all or any material part of the Property is (a) condemned or appropriated by public authority or any party exercising the right of eminent domain, or is threatened thereby, or (b) if there occurs a fire or other casualty causing material damage to the Property or any material portion thereof, then, at the election of Buyer by written notice to Seller, either: (i) this Agreement shall become null and void, whereupon all Earnest Money and any interest accrued thereon shall be promptly repaid to Buyer; or (ii) the Purchase Price shall be reduced by the portion of the taking award or casualty insurance proceeds and deductible amount attributable to the portion of the Property taken or destroyed, as the case may be. Seller will promptly notify Buyer as to the commencement of any such action or any communication from a condemning authority that a condemnation or appropriation is contemplated, and will cooperate with Buyer in the response to or defense of such actions.

16. Legal and Equitable Remedies.

16.1 Default by Seller.  In the event that the transaction fails to close by reason of any default by Seller, all Earnest Money shall be returned to Buyer and Buyer shall be entitled to pursue any other remedy available to it at law or in equity, including (without limitation) the remedy of specific performance.

16.2 Default by Buyer.  IF THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, THEN SELLER SHALL RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES.  THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  THEREFORE, BY PLACING THEIR SIGNATURES BELOW, THE PARTIES EXPRESSLY AGREE AND ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES.  THE PARTIES FURTHER ACKNOWLEDGE THAT SELLER’S RETENTION OF THE EARNEST MONEY HAS BEEN AGREED UPON AS SELLER’S EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF A DEFAULT ON THE PART OF BUYER.  IN ADDITION, BUYER SHALL PAY ALL TITLE AND ESCROW CANCELLATION CHARGES IN THE EVENT OF A DEFAULT BY BUYER.

“Seller”	“Buyer”

O’HEARN/HILLCREST PROPERTIES, LLC, a Delaware limited liability company By: /s/ Leon O'Hearn Its: Owner	RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation By: /s/ Stuart A. Tanz STUART A. TANZ Its: President and CEO

17. Indemnification.

17.1 Seller hereby agrees to indemnify and hold Buyer harmless from and against: (i) any loss, cost, liability or damage suffered or incurred because any representation or warranty by Seller shall be materially false or misleading; (ii) any loss, cost, liability or damage suffered or incurred because of the nonfulfillment of any agreement on the part of Seller under this Agreement; and (iii) all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Buyer in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section.

17.2 Buyer hereby agrees to indemnify and hold Seller harmless from and against any loss, cost, liability or damage to person or the improvements at the Property suffered or incurred by Seller as a result of Buyer’s or its agents’ entry onto the Property prior to closing (provided, however, in no event shall Buyer be responsible for any damage, loss or liability to the extent resulting from a condition existing at the Property prior to Buyer’s entry thereon), and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section.

18. Miscellaneous.

18.1 Partial Invalidity.  In the event and to the extent any provision of this Agreement, or any instrument to be delivered by Buyer at closing pursuant to this Agreement, is declared invalid or is unenforceable for any reason, such provision shall be deemed deleted and shall not invalidate any other provision contained in any such document.

18.2 Waiver.  Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision.  Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

18.3 Survival of Representations.  Each of the parties shall be deemed to have reaffirmed each’s respective covenants, agreements, representations, warranties and indemnifications in this Agreement as of the Closing Date and the same shall survive the Closing Date and delivery of the instruments called for in this Agreement for two (2) years, except as otherwise set forth herein.

18.4 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

18.5 Exchange. Seller and/or Buyer may desire to effect a tax-deferred like kind exchange with respect to its sale or purchase, respectively, of the Property (in either case “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).  If either party elects to effect an Exchange (the “Exchangor”), then, subject to the terms and provisions of this Section, the other party (the “Non-Exchangor”) shall reasonably cooperate with the Exchangor in effecting the Exchange; provided, however, in no event shall the Non-Exchangor be required to incur any additional delays, expenses or risk of ownership, title or conveyance in connection with such cooperation.  The Exchange will be structured by the Exchangor at its sole cost and expense such that the Non-Exchangor will have no obligation to acquire or enter into the chain of title to any property other than the Property.  The Non-Exchangor’s sole obligation in connection with the Exchange shall be to review and execute certain documentation reasonably acceptable to the Non-Exchangor necessary to effectuate the Exchange in accordance with the foregoing and the applicable rules governing such exchanges.  The Non-Exchangor shall not by this Agreement or acquiescence to the Exchange have its rights under this Agreement modified or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the Exchangor that the exchange in fact complies with Section 1031 of the Code.  The Non-Exchangor hall have the right to review and approve any documents to be executed by the Non-Exchangor in connection with the Exchange, provided that the Non-Exchangor shall have no obligation to execute any documents or to undertake any action by which the Non-Exchangor would or might incur any liability or obligation not otherwise provided for in the other provisions of this Agreement.  Neither the conveyance of title to the Property by the Exchangor’s designated intermediary (if applicable) or the Exchange shall amend or modify the representations, warranties and covenants of the Exchangor to the Non-Exchangor under this Agreement or the survival thereof pursuant to this Agreement.  The Deed and all closing documents with respect to the Property shall run directly between the Non-Exchangor and the Exchangor.  The Closing shall not be extended as a result of the Exchange.  The Exchangor shall indemnify and hold the Non-Exchangor harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees but excluding costs incurred to review the exchange documents) arising from the Exchange (other than what would have been applicable under this Agreement without the Exchange) which indemnification agreement shall expressly survive the Closing.  The Exchangor further acknowledges that the Exchange is at the request and initiation of the Exchangor, and the Non-Exchangor in no manner, expressly or implicitly, participated in or offered tax advice or planning to or for the benefit of the Exchangor.  The Exchangor is relying solely upon the advice and counsel of professionals of the Exchangor’s choice in structuring, executing and consummating the Exchange.

18.6 Notices.  All notices under this Agreement shall be in writing and either hand-delivered, which shall be effective upon such delivery, or sent by (a) certified or registered mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit with postage prepaid in the United States Mail to the applicable address below, (b) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with that courier, or (c) telecopy or similar means, if a copy of the notice is also sent by United States first-class mail in which case the notice shall be deemed delivered upon transmission if sent before 5:00 p.m. Pacific Time or the next business day, if sent after 5:00 p.m. Pacific Time, as follows:

If to Buyer:                                            Retail Opportunity Investments Corp.
3 Manhattanville Road, 2nd Floor
Purchase, New York  10577
Telephone:    (914) 272-8080
Facsimile:       (914) 272-8088
Attention:      Richard K. Schoebel

With a copy to:                                     Jones Vargas
100 W. Liberty St., 12th Floor
Reno, Nevada  89501
Telephone:    (775) 786-5000
Facsimile:       (775) 786-1177
Attention:      Dave Davis, Esq.

If to Seller:                                             O’Hearn/Hillcrest Properties, LLC
3650 Ketch Avenue
Oxnard, CA  93035
Telephone:     (805) 984-1476
Facsimile:        (805) 984-3988
Attention:       Leon O’Hearn
 and Tim O’Hearn

With a copy to:                                     Ferguson Case Orr Paterson LLP
1050 South Kimball Road
Ventura, CA 93004
Telephone:      (805) 659-6800
Facsimile:         (805) 659-6813
Attention:        Ted England, Esq.

The addresses above may be changed by written notice to the other party.

18.7 Time of Essence.  Except as otherwise specifically provided in this Agreement, time is of the essence of each and every provision of this Agreement.

18.8 Modification.  This Agreement and any of its terms may only be changed, waived, discharged or terminated by a written instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

18.9 Entire Agreement.  This Agreement (including any exhibits attached hereto) contains the entire agreement between the parties and supersedes and replaces all written and oral agreements previously made or existing between the parties with respect to the subject matter of this Agreement.

18.10 Brokers.  Seller is represented in this transaction by the following broker and shall be solely responsible for any commission payable to such broker:  Colliers International (Tom Lagos and Christina Pambakian).  Buyer is not represented by a broker in this transaction.  Except as provided above, each party will defend, indemnify and hold the other party harmless from any claim, loss or liability made or imposed by any other party claiming a commission or fee in connection with this transaction and arising out of the indemnifying party’s conduct.

18.11 Drafting of Agreement.  The parties acknowledge that this Agreement has been negotiated at arm’s length, that each party has been represented by independent counsel and that this Agreement has been drafted by both parties and no one party shall be construed as the draftsperson.

18.12 Counterparts/Facsimile.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Signatures by facsimile shall be binding as originals.

18.13 Arbitration.  All claims, disputes and other matters in question between the parties to this Agreement arising out of or relating to this Agreement or the breach thereof, shall be decided by mandatory and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, currently in effect unless the parties mutually agree otherwise.  The award rendered by the arbitrator or arbitrators shall be final and binding, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.  Each party shall pay one-half the arbitration fees, except that the arbitrator(s) shall award attorney fees to the prevailing party under Section 18.18.

18.14 Governing Law.  This Agreement shall be construed, applied and enforced in accordance with the laws of the state in which the Property is located.

18.15 Authority of Signatories.  The respective persons who have executed this Agreement on behalf of a party represent and warrant that they have been duly authorized to do so by such party and no other or further signature or approval is required to bind the party to this Agreement.  All documents delivered at closing will be executed by a duly authorized person on behalf of such party.

18.16 Assignment.  Buyer may assign this Agreement and Buyer’s rights under this Agreement to an assignee owned or controlled by Buyer without Seller’s consent.  Except as provided above, neither party shall have the right to assign this Agreement or any of its rights or obligations hereunder to any person or other entity without the written consent of the other party, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Buyer consents to an assignment by Seller to a third party exchange accommodator as part of an IRC Section 1031 exchange.

18.17 Required Statutory Notices.

18.17.1   Natural Hazard Disclosure Statement.  Within three (3) days after the Effective Date, Seller shall deliver to Buyer a Natural Hazard Disclosure Statement (the “Statement”) in the form provided under California law.  The Statement will purport to disclose whether the Property is located in a special flood hazard area, a dam inundation failure area, a high fire severity area, a wild land fire area, an earthquake fault zone and/or a seismic hazard area (collectively, the “Natural Hazard Areas”).

18.17.2   Health and Safety Disclosure Statement.  Section 25359.7 of the California Health and Safety Code requires owners of non-residential real property who know, or have reasonable cause to believe, that any release of hazardous substance has come to be located on or beneath the real property to provide written notice of such to a buyer of the real property.  Seller hereby advises Buyer that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Property, if at all, is reflected and disclosed in the Seller’s Documents.  Buyer (a) acknowledges Buyer’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code; and (b) will be, prior to the expiration of the Contingency Period, fully aware of the matters described in the Seller’s Documents. The representations, warranties and agreements set forth herein shall survive the consummation of the transactions contemplated hereby.

18.18 Attorney Fees and Costs.  In the event either party breaches any obligation under this Agreement, the nonbreaching party shall be entitled to all costs and expenses incurred, including reasonable attorney fees, as a result of the breach.  In addition, in the event any suit, action, or arbitration is instituted to enforce any term of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court or arbitrator may adjudge reasonable as attorney fees in arbitration, at trial, and on appeal of such suit or action, and also any fees incurred in any bankruptcy matter, in addition to all other sums provided by law.

18.19 Confirmation of Contingency Periods.  Promptly after the Effective Date of this Agreement, the parties shall execute a Confirmation of Contingency Periods in the form attached Exhibit E, setting forth the applicable deadlines for the contingencies set forth herein.

18.20 Calculation of Time Periods; Business Days.  Whenever a time period is set forth in days (whether business or calendar) in this Agreement, the first day from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday in the states of New York, Nevada or California (in each instance, a “Legal Holiday”), in which event, the period runs until the end of the next day which is not a Saturday, Sunday or Legal Holiday.  A “business day” is any day other than a Saturday, Sunday or Legal Holiday.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the day and year first above written.

“Seller”	“Buyer”
O’HEARN/HILLCREST PROPERTIES, LLC, a Delaware limited liability company By: /s/ Leon O'Hearn Its: Owner	RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation By: /s/ Stuart A. Tanz STUART A. TANZ Its: President and CEO
Date of Signature:7/14/2010	Date of Signature:

Exhibits:

Exhibit A                Property Description (Section A)
Exhibit B                 Bill of Sale form (Section 1)
Exhibit C                 Assignment of Leases (Section 9.3)
Exhibit D                 Assignment of Contracts and Warranties (Section 9.5)
Exhibit E                 Confirmation of Contingency Period (Section 18.19)
Exhibit F                 [Reserved]
Exhibit G                 8-K and Audit Requirements (Section 6.4)

EXHIBIT A
Property Description

EXHIBIT B
Bill of Sale Form

BILL OF SALE

O’HEARN/HILLCREST PROPERTIES, LLC, a Delaware limited liability company (“Seller”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby bargain, transfer, convey and deliver to RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation (“Buyer”), its successors and/or assigns:

All the personal property of whatever kind or nature owned by Seller (collectively, “Personal Property”) located on or used exclusively in the operation of the real property commonly known as _______________________________________, including, without limitation, all personal property listed in the attached Schedule B-1.

Seller hereby covenants with Buyer that the Personal Property is free and clear of and from all encumbrances, security interests, liens, mortgages and claims whatsoever and that Seller is the owner of and has the right to sell same.  Seller warrants and agrees to defend the title in and to the Personal Property unto Buyer, its successors or assigns against the lawful claims and demands of all persons claiming by or through Seller.

“Seller”	“Buyer”

O’HEARN/HILLCREST PROPERTIES, LLC, a Delaware limited liability company By: Its:	RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation By: STUART A. TANZ Its: President and CEO
Date of Signature:	Date of Signature:

EXHIBIT C
Assignment of Leases

ASSIGNMENT OF LEASES

THIS ASSIGNMENT OF LEASES (this “Assignment”) is made and entered into as of this _____ day of ______________, 20___, by and between O’HEARN/HILLCREST PROPERTIES, LLC, a Delaware limited liability company(individually and collectively, “Assignor”), and RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation (“Assignee”).

RECITALS

This Assignment is entered into on the basis of and with respect to the following facts, agreements and understandings:

A.           Assignor, as landlord, is a party to the leases listed in the attached Schedule C-1 (the “Leases”) with respect to the real property located at ____________________________________________ (the “Property”).

B.           By deed recorded ________________, 20___, Assignor sold and conveyed its entire right, title and interest in and to the Property to Assignee and, in conjunction therewith, Assignor agreed to assign its interest as landlord under the Leases to Assignee and Assignee has agreed to assume the landlord’s obligations under the Leases, all as more particularly set forth in this Assignment.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements set forth herein, Assignor and Assignee agree as follows:

1. Assignment.

Assignor hereby sells, assigns, grants, transfers and sets over to Assignee, its heirs, personal representatives, successors and assigns, all of Assignor’s right, title and interest as landlord under the Leases.

2. Acceptance of Assignment and Assumption of Obligations.

Assignee hereby accepts the assignment of the landlord’s interest under the Leases and, for the benefit of Assignor, assumes and agrees faithfully to perform all of the obligations which are required to be performed by the landlord under the Leases, but only to the extent arising and accruing from and after the Effective Date.

3. Effective Date.

The effective date of this Assignment and each and every provision hereof is and shall be _______________, 20___ (the “Effective Date”).

4. Assignor’s Indemnity of Assignee.

Assignor hereby agrees to defend (with counsel reasonably satisfactory to Assignee) indemnify, and hold harmless Assignee, its partners, and their officers, directors, employees, agents, representatives, successors, and assigns, and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising out of or related to Assignor’s breaches or defaults, or failure to perform its obligations, under and pursuant to any of the Leases to the extent committed or alleged to have been committed prior to the Effective Date.

5. Assignee’s Indemnity of Assignor.

Assignee hereby agrees to defend (with counsel reasonably satisfactory to Assignor), indemnify, and hold harmless Assignor, its partners, and their respective directors, officers, employees, agents, representatives, successors and assigns, and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising out of or related to Assignee’s breaches or defaults, or failure to perform its obligations, under and pursuant to any of the Leases to the extent committed or alleged to have been committed on or after the Effective Date.

6. Successors and Assigns.

This Assignment, and each and every provision hereof, shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

7. Governing Law.

This Assignment shall be construed and interpreted and the rights and obligations of the parties hereto determined in accordance with the laws of the State wherein the Property is located.

8. Headings and Captions.

The headings and captions of the paragraphs of this Assignment are for convenience and reference only and in no way define, describe or limit the scope or intent of this Assignment or any of the provisions hereof.

9. Gender and Number.

As used in this Assignment, the neuter shall include the feminine and masculine, the singular shall include the plural and the plural shall include the singular, as the context may require.

10. Multiple Counterparts.

This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Attorneys’ Fees.

In the event that either party hereto brings an action at law or in equity to enforce or interpret or seek redress for breach of this Assignment, the prevailing party in such action shall be entitled to recover from the other its litigation expenses and reasonable attorneys’ fees in addition to all other appropriate relief.

“Assignor”	“Assignee”

O’HEARN/HILLCREST PROPERTIES, LLC, a Delaware limited liability company By: Its:	RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation By: STUART A. TANZ Its: President and CEO
Date of Signature:	Date of Signature:

EXHIBIT D
Assignment of Contracts and Warranties

ASSIGNMENT OF CONTRACTS AND WARRANTIES

THIS ASSIGNMENT OF CONTRACTS AND WARRANTIES (this “Assignment”) is made and entered into as of this _____ day of ______________, 20___, by and between O’HEARN/HILLCREST PROPERTIES, LLC, a Delaware limited liability company(individually and collectively, “Assignor”), and RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation (“Assignee”).

RECITALS

This Assignment is entered into on the basis of and with respect to the following facts, agreements and understandings:

A.           Assignor is a party to the contracts and warranties listed on the attached Schedule D-1 (the “Contracts and Warranties”) with respect to the real property located at _______________________________ (the “Property”).

B.           By deed recorded ________________, 20___, Assignor sold and conveyed its entire right, title and interest in and to the Property to Assignee and, in conjunction therewith, Assignor agreed to assign its interest under the Contracts and Warranties to Assignee and Assignee has agreed to assume Assignor’s obligations under the Contracts and Warranties, all as more particularly set forth in this Assignment.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements set forth herein, Assignor and Assignee agree as follows:

1. Assignment.

Assignor hereby sells, assigns, grants, transfers and sets over to Assignee, its heirs, personal representatives, successors and assigns, all of Assignor’s right, title and interest under the Contracts and Warranties, but only to the extent arising or accruing from and after the Effective Date.

2. Acceptance of Assignment and Assumption of Obligations.

Assignee hereby accepts the assignment of the Contracts and Warranties and, for the benefit of Assignor, assumes and agrees faithfully to perform all of the obligations which are required to be performed by Assignor under the Contracts and Warranties, but only to the extent arising or accruing from and after the Effective Date.

3. Effective Date.

The effective date of this Assignment and each and every provision hereof is and shall be _______________, 20___ (the “Effective Date”).

4. Assignor’s Indemnity of Assignee.

Assignor hereby agrees to defend (with counsel reasonably satisfactory to Assignee), indemnify, and hold harmless Assignee, its partners and their respective officers, directors, employees, agents, representatives, successors, and assigns and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising out of or related to Assignor’s breaches or defaults, or failure to perform its obligations, under and pursuant to any of the Contracts and Warranties to the extent committed or alleged to have been committed prior to the Effective Date.

5. Assignee’s Indemnity of Assignor.

Assignee hereby agrees to defend (with counsel reasonably satisfactory to Assignor), indemnify, and hold harmless Assignor, its partners, and their respective directors, officers, employees, agents, representatives, successors and assigns, and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising out of or related to Assignee’s breaches or defaults, or failure to perform its obligations, under and pursuant to any of the Contracts and Warranties to the extent committed or alleged to have been committed or alleged to have been committed on or after the Effective Date.

6. Successors and Assigns.

This Assignment, and each and every provision hereof, shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

7. Governing Law.

This Assignment shall be construed and interpreted and the rights and obligations of the parties hereto determined in accordance with the laws of the State wherein the Property is located.

8. Headings and Captions.

The headings and captions of the paragraphs of this Assignment are for convenience and reference only and in no way define, describe or limit the scope or intent of this Assignment or any of the provisions hereof.

9. Gender and Number.

As used in this Assignment, the neuter shall include the feminine and masculine, the singular shall include the plural and the plural shall include the singular, as the context may require.

10. Multiple Counterparts.

This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Attorneys’ Fees.

In the event that either party hereto brings an action at law or in equity to enforce or interpret or seek redress for breach of this Assignment, the prevailing party in such action shall be entitled to recover from the other its litigation expenses and reasonable attorneys’ fees in addition to all other appropriate relief.

“Assignor”	“Assignee”

O’HEARN/HILLCREST PROPERTIES, LLC, a Delaware limited liability company By: Its:	RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation By: STUART A. TANZ Its: President and CEO
Date of Signature:	Date of Signature:

EXHIBIT E

Confirmation of Contingency Periods

The parties acknowledge that the deadlines for the contingency periods in the Purchase and Sale Agreement dated __________________, 20____ between O’HEARN/HILLCREST PROPERTIES, LLC, a Delaware limited liability company (“Seller”), and RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation (“Buyer”), are as follows:

EVENT                                                                EXPIRATION DATE
Contingency Period                                          ________________________
Extension Period                                                ________________________
Title Report Due                                                ________________________
Documents Provided by Seller                       ________________________
Document Review by Buyer                           ________________________
Closing                                                               ________________________

“Seller”	“Buyer”

O’HEARN/HILLCREST PROPERTIES, LLC, a Delaware limited liability company By: Its:	RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation By: STUART A. TANZ Its: President and CEO
Date of Signature:	Date of Signature:

EXHIBIT F

[Reserved]

EXHIBIT G

8-K and Audit Requirements

For the period of time commencing on the Effective Date and continuing through the first anniversary of the Closing Date, Seller shall, from time to time, upon reasonable advance notice from Buyer, provide Buyer and its representatives, agents and employees with access to all financial and other information pertaining to the period of Seller’s ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Buyer or its outside third party accountants (the “Accountants”), to enable Buyer and its Accountants to prepare financial statements in compliance with any and or all of (a) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”); (b) any other rule issued by the Commission and applicable to Buyer; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer; provided, however, that in any such event(s), Buyer shall reimburse Seller for those reasonable third party, out-of-pocket costs and expenses that Seller incurs in order to comply with the foregoing requirement.  Seller acknowledges and agrees that the following is a representative description of the information and documentation that Buyer and the Accountants may require in order to comply with (a), (b) and (c) above.  Seller shall provide the following information and documentation on a per-building basis, if available (capitalized terms not defined herein shall have the meanings as ascribed to such terms in the Agreement to which this Exhibit is attached):

1.	Rent rolls for the calendar month in which the Closing occurs and the eleven (11) calendar months immediately preceding the calendar month in which the Closing occurs;

2.	Seller’s written analysis of both (a) scheduled increases in base rent required under the Leases in effect on the Closing Date; and (b) rent concessions imposed by those Leases;

3.	Seller’s internally-prepared operating statements;

4.	Access to Lease files;

5.	Most currently available real estate tax bills;

6.	Access to Seller’s cash receipt journal(s) and bank statements for the Property;

7.	Seller’s general ledger with respect to the Property, excluding Seller’s proprietary accounts;

8.	Seller’s schedule of expense reimbursements required under the Leases in effect on the Closing Date;

9.
Schedule of those items of repairs and maintenance performed by or at the direction of the Seller during the Seller’s final fiscal year in which Seller owns and operates the Property (the “Final Fiscal Year”);

10.	Schedule of those capital improvements and fixed asset additions made by or at the direction of Seller during the Final Fiscal Year;

11.	Access to Seller’s invoices with respect to expenditures made during the Final Fiscal Year; and

12.	Access (during normal and customary business hours) to responsible personnel to answer accounting questions.

Nothing herein shall require Seller to conduct its own audits or generate any requested materials that are not in its possession, custody or control.

The provisions of the foregoing information shall be for informational purposes only, shall not be deemed to be representations or warranties under this Agreement, and shall not expose Seller to any liability on account thereof.

Upon at least twenty (20) days prior written notice and not more than once during the one (1) year period, upon Buyer’s request, for a period of one (1) year after Closing, Seller shall on a one (1)-time basis only, make Seller’s books, records, existing supporting invoices and other existing substantiating documentation that are not deemed by Seller to be privileged, available to Buyer for inspection, copying and audit by Buyer’s designated accountants, at the expense of Buyer.  This obligation shall survive the Closing for a period of one (1) year and shall not be merged with any instrument of conveyance delivered at the Closing.

* * *